EXHIBIT 4.26

Voting Limitation Deed

1 January 2018

Between

Halco Holdings Inc.

and

Textainer Group Holdings Limited

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This Voting Limitation Deed is made as a deed on 1 January 2018 between:

(1)

Halco Holdings Inc., a company registered in the British Virgin Islands with company number 1506006 whose registered office is at Coastal Buildings, Wickhams Cay II, Road Town, Tortola, British Virgin Islands (the "Halco"); and

(2)

Textainer Group Holdings Limited, a company incorporated in Bermuda with company registration number 18896 whose registered office is at Century House, 16 Par-La-Ville Road, Hamilton HM 08, Bermuda (the "Textainer").

Recitals:

(A)	Textainer is incorporated in Bermuda and its Common Shares (as defined below) are listed on the New York Stock Exchange.
(B)	Halco holds 27,278,802 Common Shares as at the date hereof. This Deed will apply to such number of Common Shares as are held by Halco from time to time during the Term (as defined below).
(C)

At Halco’s request, the parties have agreed that for the Term, Halco will exercise certain of the voting rights to which it would otherwise be entitled under the Bye-laws (as defined below) as a holder of Common Shares in respect of any proposal to be voted upon at a general meeting of the members of Textainer (whether at an annual general meeting, special general meeting or otherwise) regarding the election, re-election or removal of directors of Textainer, on the terms and conditions set out herein.

It is agreed:

1	Interpretation
1.1

In this Deed, except where a different interpretation is necessary in the context, the Parties shall be referred to in the manner set out after their names above and the following expressions shall have the following meanings:

“Act” means the Companies Act 1981 of Bermuda, as amended or replaced from time to time.

“Business Day” means any day other than a Saturday, Sunday or public holiday in Bermuda, British Virgin Islands or the Isle of Man.

“Bye-laws” means the current bye-laws of Textainer as amended or restated from time to time following the date hereof.

“Common Share” means a common share in the capital of Textainer having a par value of US$0.01, or any share in the capital of Textainer which replaces such share as a result of a reorganisation of the share capital of Textainer.

“Designated Resolution” has the meaning set out in clause 3.1(a).

“Limited Shares” means, in respect of a Designated Resolution, that positive number of Common Shares determined by the Limited Shares Formula and represented therein by the letter “A”;

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“Limited Shares Formula” means:

A = (B minus (C multiplied by 19.9%)) divided by (100% minus 19.9%)

Where:

A = the number of Common Shares to be determined in respect of the Designated Resolution, provided that any fraction of Common Shares will be rounded up to the nearest whole number;

B = the total number of Common Shares owned by Halco at the time of the Designated Resolution;

C = the total number of issued and outstanding Common Shares of Textainer (excluding any Common Shares held in treasury) at the time of the Designated Resolution.

“Party” means a party to this deed.

“Removal (General)” means the removal of a director of Textainer pursuant to the Act, the Bye-laws or otherwise, but in each case excluding any Removal (without Cause).

“Removal (without Cause)” means the removal of a director of Textainer without cause pursuant to clause 41.1(ii) of the Bye-laws.

“Term” has the meaning set out in clause 2.1.

1.2	All references to "date of this Deed" in this Deed shall mean the abovementioned date.
1.3	References in this Deed to the Recitals and clauses are references respectively to the Recitals and clauses of this Deed.
1.4

Save where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.  References to persons shall include bodies' corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality.  References to the word "include" or "including" (or any similar term) are not to be construed as implying any limitation and general words introduced by the word "other" (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

1.5	Clause headings are inserted for ease of reference only and shall not affect construction.
1.6	Any reference to "writing" or "written" includes faxes and emails and any other non-transitory form of visible reproduction of words.

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2	Duration
2.1

Subject to clause 2.2, notwithstanding the date on which this Deed is signed, this Deed shall come into force and take effect at 00h01 Pacific Standard Time ("PST") on 1 January 2018 and shall remain in full force and effect up to and including 30 June 2022 (the “Term”) and thereafter it will terminate automatically.

2.2

Should any regulatory approval in any relevant jurisdiction in relation to this Deed be withdrawn, denied or expire during the Term, Textainer shall have the right to unilaterally terminate this Deed prior to the end of the Term.

3	Halco Undertaking
3.1

Halco hereby irrevocably and unconditionally undertakes in favour of Textainer that, notwithstanding any voting rights to which it would otherwise be entitled under the Bye-laws, it shall not, at any time during the Term:

(a)

exercise, whether directly or indirectly, and whether through a representative of Halco, by way of proxy or otherwise, any of the voting rights attaching to the Limited Shares in any manner (including voting in favour of, voting against or (if applicable) abstaining from voting) on any proposal to be voted upon at a general meeting of the members of Textainer (whether at an annual general meeting, special general meeting or otherwise) for the election, re-election or Removal (General) of a person as a director of Textainer (a "Designated Resolution”);

(b)

provide any authority or written instructions or directions to any central securities depositary participant, stockbroker, attorney, agent or any other third party to exercise any voting rights attaching to the Limited Shares, in any manner as contemplated in clause 3.1(a) on a Designated Resolution for and on behalf of Halco; or

(c)

in any other manner not referred to in clauses 3.1(a) or 3.1(b), cause or procure to be exercised for and on its behalf any voting rights attaching to the Limited Shares in any manner contemplated in clause 3.1(a) in respect of a Designated Resolution.

3.2

If any proposal to be voted upon at a general meeting of the members of Textainer (whether at an annual general meeting, special general meeting or otherwise) relates to the Removal (without Cause) of a director of Textainer, Halco shall exercise the voting rights attaching to all of its Common Shares on such proposal proportionately in accordance with the manner in which the other members of Textainer have exercised their voting rights on such proposal.

3.3

Textainer will be entitled to refuse to accept or recognise any purported exercise of voting rights for or on behalf of Halco in respect of its Limited Shares in contravention of the provisions of clause 3.1 above, and in respect of all of its Common Shares in contravention of the provisions of clause 3.2 above.

3.4

Halco hereby irrevocably and unconditionally appoints the chairman of the general meeting of the members of Textainer (whether an annual general meeting, special general meeting or otherwise) as its proxy for the purpose of giving effect to clauses 3.1 and 3.2, and hereby undertakes to execute and deliver (or procure the execution and delivery of) an instrument of proxy in accordance with the Bye-laws and such further documents, as may be required to implement and give effect to this clause 3.4.

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4	General

Assignment

4.1

This Deed is personal to the Parties and no Party may assign, transfer, subcontract, delegate, charge or otherwise deal in any other manner with this Deed or any of its rights or obligations nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other Party.

4.2	Any purported assignment, transfer, subcontracting, delegation, charging or other dealing in contravention of this clause shall be ineffective.

Entire Agreement

4.3

This Deed and the documents referred to or incorporated in it constitute the entire agreement between the Parties relating to the subject matter of this Deed and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the Parties in relation to the subject matter of this Deed.

4.4

Each of the Parties acknowledges and agrees that it has not entered into this Deed in reliance on any statement or representation of any person (whether a Party or not) other than as expressly incorporated in this Deed and each of the Parties have obtained their own independent advice.

4.5

Without limiting the generality of the foregoing, each of the Parties irrevocably and unconditionally waives any right or remedy it may have to claim damages and/or to rescind this Deed by reason of any misrepresentation (other than a fraudulent misrepresentation) having been made to it by any person (whether Party or not) prior to entering into this Deed.

4.6	Each of the Parties acknowledges and agrees that the only cause of action available to it under the terms of this Deed shall be for breach of contract.
4.7	Nothing in this Deed or in any other document referred to herein shall be read or construed as excluding any liability or remedy as a result of fraud or dishonesty.

Waiver, Variation and Release

4.8

No omission to exercise or delay in exercising on the part of any Party any right, power or remedy provided by law or under this Deed shall constitute a waiver of such right, power or remedy or any other right, power or remedy or impair such right, power or remedy. No single or partial exercise of any such right, power or remedy shall preclude or impair any other or further exercise thereof or the exercise of any other right, power or remedy provided by law or under this Deed.

4.9

Any waiver of any right, power or remedy under this Deed must be in writing and may be given subject to any conditions thought fit by the grantor.  Unless otherwise expressly stated, any waiver shall be effective only in the instance and only for the purpose for which it is given.

4.10	No variation to this Deed shall be of any effect unless it is agreed in writing and signed by or on behalf of each Party.

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Further assurance

4.11

Each Party shall, at the reasonable request of any other Party, perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required to implement and give effect to this agreement.

Costs and Expenses

4.12	Each Party shall pay its own costs and expenses in relation to the negotiation, preparation; execution and carrying into effect of this Deed and other agreements forming part of the transaction.

Notices

4.13

Any communication to be given in connection with the matters contemplated by this Deed shall be in writing except where expressly provided otherwise and shall either be delivered by hand with a copy sent by email. Delivery by courier shall be regarded as delivery by hand.  A communication shall be deemed to have been served if delivered by hand at the address referred to in clause 4.14, at the time of delivery. If a communication would otherwise be deemed to have been delivered outside normal business hours (being 8.30am (PST) to 5.30pm (PST) on a Business Day) under the preceding provisions of this clause 4.13, it shall be deemed to have been delivered at 8.30am (PST) on the next Business Day.

4.14

Such communication shall be sent to the address and the email address set out below or to such other address or email address as may from time to time be notified in writing to the other Party in accordance with this clause 4.14.  Each communication shall be marked for the attention of the relevant person.

Halco – at the address noted above on page 1 of this Deed with a copy by email to [            ], marked for the attention of Barry Smith and Iain Brown.

Textainer - at the address noted above on page 1 of this Deed with a copy by email to Daniel W Cohen at [                 ], marked for the attention of Dan Cohen.

Counterparts

4.15

This Deed may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument. Delivery of a counterpart by email transmission of an Adobe pdf file (or similar electronic record) shall be effective as delivery of an executed counterpart.

Governing Law and Jurisdiction

4.16	This Deed shall be governed by and construed in accordance with the laws of England.
4.17	The Parties irrevocably submit to the non-exclusive jurisdiction of the courts of England to settle any dispute which may arise out of or in connection with this Deed.

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Attestations

This deed has been executed and delivered on the date stated above.

SIGNED as a deed:

By (name of authorised signatory):

/s/ Barry Curtis Smith

For and on behalf of:

Halco Holdings Inc.

Duly authorised

In the presence of:

(Name, address and occupation of witness):

SIGNED as a deed:

By (name of authorised signatory):

/s/ Michael J. Harvey

For and on behalf of:

Textainer Group Holdings Limited

Duly authorised

In the presence of:

(Name, address and occupation of witness):

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